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Exhibit 99.1

PRESS RELEASE

NATIONAL EQUIPMENT SERVICES FILES FOR VOLUNTARY REORGANIZATION
UNDER CHAPTER 11 TO RESTRUCTURE ITS DEBT AND STRENGTHEN ITS
COMPETITIVE POSITION

Reaches Agreement with Support from Existing Bank Group
Management Expects to Emerge from Bankruptcy by Year End

        CHICAGO, IL, June 27, 2003—National Equipment Services, Inc.    (OTC Bulletin Board: NEQS), a leading provider of specialty and general equipment to construction and industrial end-users, announced today that in order to reduce its debt and strengthen its competitive position, the Company and its domestic subsidiaries have filed voluntary petitions for a reorganization under Chapter 11 of the U.S. Bankruptcy Code, and that the Company has received the support from the Steering Committee of its existing bank group through an agreement in principal with respect to the major elements of a restructured credit facility to provide exit financing upon emergence.

        NES has also received a commitment for up to $30 million in debtor-in-possession (DIP) financing led by Wachovia Bank, National Association, that will be used, if necessary, to fund post-petition operating expenses and to meet supplier and employee obligations.

        President and Chief Executive Officer Joseph Gullion said, "NES is a solid company. It has a good portfolio of rental equipment, an excellent group of employees, and plenty of opportunities to grow. Unfortunately, it has too much debt and the balance sheet needed to be fixed. While our company generates a lot of cash from operations, it was not enough to repay our debt maturity obligations under our existing Credit Agreement, which is scheduled to mature in July 2003.

        The principal elements of the exit facility include extending the maturity of the bank debt for up to four years. The restructured facility also contemplates the conversion of the outstanding senior subordinated notes due 2004 into substantially all of the outstanding equity, which will reduce the total debt of the company by $275 million. The Company has been in discussions with an ad hoc committee of holders of the senior subordinated notes, which the Company intends to continue following the filing. The Company expects to file a reorganization plan in the next few weeks. The Company contemplates that the plan will provide that a substantial portion of the Company's trade vendors will be paid in full following completion of the bankruptcy proceedings.

About National Equipment Services

        NES is the fourth largest Company in the $25 billion equipment rental industry. The Company focuses on renting specialty and general equipment to industrial and construction end-users. It rents more than 750 types of machinery and equipment, and distributes new equipment for nationally recognized original equipment manufacturers. NES also sells used equipment as well as complementary parts, supplies and merchandise, and provides repair and maintenance services to its customers. In addition to the rental business NES is the second largest supplier of traffic and safety services to the construction industry. The company is a leading competitor in each geographic market it reaches, from its approximately 180 locations in 34 states and Canada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

        The matters discussed in this news release include forward-looking statements that involve specific risks and uncertainties that could cause actual results to differ materially from what appears here. These include, but are not limited to, the Company's plan to successfully reorganize, existing defaults in the Company's outstanding indebtedness, risks arising out of the Company's bankruptcy filing, risks related to NES' growth strategy, the Company's significant leverage position, risks from the interruption in shipments from suppliers, risks arising from the Company's lack of liquidity, increased competition, and other risks detailed in the Company's recent filings with the Securities and Exchange Commission. NES makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date of this news release that may affect these forward-looking statements.

For More Information on NES, Visit www.n-e-s.com

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  Exhibit 99.1
NATIONAL EQUIPMENT SERVICES FILES FOR VOLUNTARY REORGANIZATION UNDER CHAPTER 11 TO RESTRUCTURE ITS DEBT AND STRENGTHEN ITS COMPETITIVE POSITION